UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 8, 2014

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

As previously disclosed, Taylor Capital Group, Inc. (the “Company”) had been notified by its primary banking regulators that its wholly-owned bank subsidiary, Cole Taylor Bank (the “Bank”) may be cited with a violation of Section 5 of the Federal Trade Commission Act (the “FTC Act”) relating to the checking account opening process associated with the Bank’s former deposit program relationship with an organization that provides electronic financial disbursements and payment services to the higher education industry (the “Former Counterparty”).

On May 8, 2014, the Federal Reserve Bank of Chicago formally notified the Bank that it had concluded that the Bank engaged in a deceptive practice relating to the checking account opening process described above in violation of the FTC Act, and that its staff would recommend that the Board of Governors of the Federal Reserve System (the “Board”) initiate an enforcement action against the Bank.  Based on discussions between the Bank’s management and the Board’s staff on May 9 and May 12, 2014, the Company believes that it is probable that civil money penalties of up to approximately $3.6 million will be imposed upon the Bank as a result of this violation. In addition, the Company believes that the related administrative order may possibly impose a secondary obligation on the Bank to make restitution to account holders affected by the violation to the extent any such restitution ordered by the Board is not satisfied by the Former Counterparty. The Company is presently unable to reasonably estimate the amount of any such secondary obligation or whether any such amount would have a material impact on the Company’s consolidated financial condition or results of operations.

While the Bank will be solely responsible for the payment of any civil money penalties imposed upon it by the Board, to the extent the Bank is ultimately required to make financial restitution as a result of the violation, the Former Counterparty would be obligated to reimburse the Bank for such restitution pursuant to a contractual indemnification agreement.  However, the Former Counterparty has publicly disclosed that it is currently in discussions with the Board regarding an administrative order relating to this issue which would likely impose upon the Former Counterparty its own civil money penalties in addition to the primary restitution obligation, among other things.  In addition, the Former Counterparty reported that although the ultimate amount of any restitution or civil money penalties to be imposed against the Former Counterparty will be subject to many uncertainties and therefore impossible to predict, such restitution and civil money penalties, when finalized, could reach levels that would cause an event of default under its credit facility and could have a material adverse effect on its business, financial condition and results of operations.  Accordingly, the Company is currently unable to reasonably estimate or predict the Former Counterparty’s ability to fully honor its commitment under its contractual indemnification with the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   May 14, 2014

TAYLOR CAPITAL GROUP, INC.

/s/ Brian T. Black
By:	Brian T. Black
General Counsel and Corporate Secretary